Exhibit 10.3

May 29, 2014

Scott Montross

Northwest Pipe Company, an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “Change in Control” of the Company under the circumstances described below.

1. Right to Terminate. The Company or you may terminate your employment at any time, subject to the Company’s obligations to provide the benefits hereinafter specified in accordance with the terms hereof.

2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until July 19, 2015; provided, however, that commencing on July 19, 2015 and each July 19 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such July 19, 2015 date, the Company or you shall have given notice that this Agreement shall not be extended; provided, however, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control, as defined in Section 3 hereto shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a Change in Control as defined in Section 3 hereof.

3. Change in Control; Person.

3.1 For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

3.1.1 The approval by the shareholders of the Company of:

(a) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger,

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

(c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

3.1.2 At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

3.1.3 Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph 3.1.1 above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph 3.1.3 above.

3.2 For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.

4. Termination Following Change In Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5.3 hereof upon the termination of your employment within twenty-four (24) months after such Change in Control unless such termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

4.1 Disability. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full-time performance of your duties.

4.2 Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to substantially perform your reasonably assigned duties with the Company consistent with those duties assigned to you prior to the Change in Control (other than any such failure resulting from your incapacity due to physical or mental illness) which failure shall not have been corrected within thirty (30) days after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph 4.2, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph 4.2 and specifying the particulars thereof in detail.

4.3 Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on:

4.3.1 a change in your status, title, position(s) or responsibilities as an officer of the Company which, in your judgment (which shall be exercised in good faith), constitutes an adverse change from your status, title, position(s) and responsibilities as in effect immediately prior to the Change in Control, or the assignment to you of any duties or responsibilities which, in your judgment (which shall be exercised in good faith), are inconsistent with such status, title or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s), except in connection with the termination of your employment for Cause, Disability or as a result of your death or by you other than for Good Reason;

4.3.2 a reduction by the Company in your base salary as in effect immediately prior to the Change in Control;

4.3.3 the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

4.3.4 the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control;

4.3.5 the Company’s requiring you to be based anywhere other than within ten (10) miles of where your office is located immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;

4.3.6 the failure by the Company to obtain from any Successor (as hereinafter defined) the assumption or assent to this Agreement contemplated by Section 6 hereof within thirty (30) days after a Change in Control; or

4.3.7 any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 4.4 below (and, if applicable, paragraph 4.2 above); and for purposes of this Agreement no such purported termination shall be effective.

For purpose of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

4.4 Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

4.5 Date of Termination. “Date of Termination” shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 12 hereof.

5. Compensation Upon Termination or During Disability.

5.1 During any period following a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4.1, 4.4 and 4.5 hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

5.2 If your employment shall be terminated for Cause or as a result of your death following a Change in Control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

5.3 If within twenty-four (24) months after a Change in Control shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason, then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled to, and shall be paid, without regard to any contrary provisions of any Plan, a severance benefit (the “Severance Benefit”) equal to either (x) the Specified Benefits (as defined in subsection 5.3.1 below), or (y) the Capped Benefit (as defined in subsection 5.3.2 below). You shall be entitled, in your sole discretion, to elect to receive either the Specified Benefits or the Capped Benefit.

5.3.1 The “Specified Benefits” are as follows:

(a) the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);

(b) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to (i) an amount equal to three (3) times the higher of (A) your annual base salary at the rate in effect just prior to the time a Notice of Termination is given, or (B) your annual base salary in effect immediately prior to the Change in Control of the Company, plus (ii) an amount equal to three (3) times the average of the cash bonuses paid to you during the previous three years;

(c) for a twenty-four (24) month period after the Date of Termination, the Company shall arrange to provide you and your dependents with life, accident, medical and dental insurance benefits substantially similar to those which you were receiving immediately prior to the Change in Control of the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph 5.3.1(c) to the extent that a similar benefit is actually received by you from a subsequent employer during such twenty-four (24) month period, and any such benefit actually received by you shall be reported to the Company;

(d) any and all outstanding options to purchase stock of the Company (or any Successor) held by you shall immediately vest and become exercisable in full; and

(e) the Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

5.3.2 The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision. The amount of the Capped Benefit shall therefore equal (1) three times the “base amount” as defined in IRC, Section 280G(b)(3)(A) reduced by $1 (One Dollar), and further reduced by (2) the present value of all other payments and benefits you are entitled to receive from the Company that are contingent upon a Change in Control of the Company within the meaning of IRC Section 280G(b)(2)(A)(i), including accelerated vesting of options and other awards under the Company’s stock option plans, and increased by (3) all Specified Benefits that are not contingent upon a Change in Control within the meaning of IRC Section 280G(b)(2)(A)(i). If you receive the Capped Benefit, you may determine the extent to which each of the Specified Benefits shall be reduced. The parties recognize that there is some uncertainty regarding the computations under IRC Section 280G which must be applied to determine the Capped Benefit. Accordingly, the parties agree that, after the Severance Benefit is paid, the amount of the Capped Benefit may be retroactively adjusted to the extent any subsequent Internal Revenue Service regulations, rulings, audits or other pronouncements establish that the original calculation of the Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the parties so that you will have received the Severance Benefit you would have received if the Capped Benefit had originally been calculated correctly.

5.4 Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under Section 5.3 are in addition to, and not in lieu of any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

6. Successors; Binding Agreement.

6.1 The Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assume the Company’s obligations under this Agreement or assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assumption or assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by you of your employment and, if a Change in Control of the Company has occurred, shall entitle you immediately to the benefits provided in Section 5.3 hereof upon delivery by you of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. This Agreement will be binding upon and inure to the benefit of the Company and any Successor (and such Successor shall thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

6.2 This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7. Fees and Expenses. The Company shall pay all legal fees and related legal expenses incurred by you as a result of (i) your termination following a Change in Control of the Company (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement.

8. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Section 5, 6, 7 and 12 of this Agreement shall survive termination of this Agreement.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing. In accordance herewith, except that notice of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12.

13. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

15. Termination of Prior Agreement. This Agreement amends, restates and supersedes that certain Change in Control Agreement dated July 6, 2011, by and between you and the Company (“Former Agreement”) in its entirety. The Former Agreement is hereby terminated and of no further force and effect. Furthermore, this Agreement supersedes all prior communications, representations or agreements, verbal or written, between the parties relating to the subject matter hereof.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

Richard A. Roman Chairman of the Board of Directors

AGREED AND ACCEPTED:

Scott Montross President and Chief Executive Officer